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Exhibit 99.1

                                 PRESS RELEASE
                              CITIZENS & Northern BANK


                                                 Contact:  Yvonne Gill
April 12, 2006                                             570-724-0247
                                                           yvonneg@cnbankpa.com


C&N ANNOUNCES FIRST QUARTER 2006 UNAUDITED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

         Wellsboro, PA - Citizens & Northern Corporation announced the unaudited, consolidated financial results for Citizens & Northern Corporation and subsidiaries for the three months ended March 31, 2006, which are highlighted below.

FINANCIAL HIGHLIGHTS FOR THE THREE MONTHS ENDED MARCH 31, 2006:

         o Net Income was $2,820,000 for the three months ended March 31, 2006. In the first quarter 2005, net income was $3,295,000, or 14.4% higher than in the first quarter 2006. Net Income Per Share was $0.34 (Basic and Diluted) for the first quarter 2006, as compared to $0.40 (Basic) and $0.39 (Diluted) for the first quarter 2005. Net income for the first quarter 2006 was also lower than fourth quarter 2005 earnings of $3,104,000, or $0.37 Per Share (Basic and Diluted).

         o Return on Average Assets was 0.97% for the first quarter 2006, as compared to 1.17% for the first quarter 2005. Return on Average Equity was 8.51% for the first quarter 2006, as compared to 9.87% for the first quarter 2005.

         o Cash Dividends declared by C&N increased by 4.4% for the first quarter 2006 over the first quarter 2005, to $0.24 per share.

         o Total assets amounted to $1,160,644,000 as of March 31, 2006, up 2.7% from March 31, 2005. The increase in assets resulted almost exclusively from C&N's acquisition of First State Bank (through the acquisition of Canisteo Valley Corporation, the parent company of First State Bank) in the third quarter 2005.

         o Net loans increased 8.8%, to $644,071,000 at March 31, 2006 from $592,118,000 at March 31, 2005. Excluding First State Bank's net loans balance as of March 31, 2006, the increase in net loans was 4.9%.

         o Total deposits and repo sweep accounts increased 10.1%, to $777,078,000 at March 31, 2006 from $705,786,000 at March 31,
                  2005. Excluding First State Bank, the increase in deposits and repo sweeps was 4.9%.

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         o        Assets under management by C&N's Trust and Financial
                  Management Group increased 19.9%, to $474,708,000 at March 31, 2006 from $395,843,000 at March 31, 2005. In the first quarter 2006, Trust assets under management increased as a result of adding some significant new retirement plan accounts, as well as by stock market appreciation.

         o Tangible Equity/Tangible Assets Ratio was 10.78% at March 31, 2006. Banking regulatory agencies consider 5% to be the minimum threshold, for purposes of this ratio, for banks to be considered well capitalized.

         Despite growth in loans and deposits, the net interest margin decreased $151,000, or 1.7%, in the first quarter 2006 as compared to the first quarter 2005. Increases in short-term interest rates contributed to a 22.2% increase in interest expense, while relatively flat long-term rates dampened the positive earnings effect of the growth in loans. Further, in light of the flat (and at times, inverted) yield curve, the opportunities were very limited for earning a positive spread from maintaining borrowed funds and holding investment securities. Accordingly, the balance of available-for-sale securities at March 31, 2006 was $37,099,000 lower than the balance one year earlier, and the March 31, 2006 balance of short-term (excluding customer repurchase agreements) and long-term borrowings was $41,155,000 lower than one year earlier.

         Noninterest expense increased $715,000 (10.0%) in the first quarter 2006 over 2005. Much of the increase in noninterest expense in the first quarter 2006 was attributable to operations and start-up costs in new markets, as noninterest expense for First State Bank, the Jersey Shore office (which opened in August 2005) and the Old Lycoming Township office (which opened in March
2006) totaled $627,000. Excluding these amounts, the net increase in noninterest expense in the first quarter 2006 over the first quarter 2005 was 1.2%.

         The provision for loan losses was $600,000 in the first quarter 2006, an increase of $225,000 over the first quarter 2005. The higher loan loss provision in the first quarter 2006 was mainly due to estimates of possible future charge-offs on some large commercial loans.

         Helping to offset some of effects of tighter margins and higher expenses were increases in realized securities gains and a lower income tax provision. Net realized gains from sales of securities amounted to $1,315,000 in the first quarter 2006, an increase of $249,000 over net securities gains of $1,066,000 for the first quarter 2005. Most of the gains realized in the first quarter 2006 were from sales of bank stocks. The income tax provision was $426,000 for the first quarter 2006, or 13.1% of pre-tax earnings, down from the first quarter 2005 income tax provision of $707,000.

         Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 21 full service offices throughout Tioga, Bradford, Sullivan and Lycoming counties in Pennsylvania. First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company's stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.